Exhibit (10)(c)(9)

EMPLOYMENT AGREEMENT

BETWEEN

ALLTEL CORPORATION

AND

SCOTT T. FORD

TABLE OF CONTENTS

Section 1.	Definitions
1.1.	ALLTEL Group
1.2.	Annual Incentive Benefit
1.3.	Annual Incentive Plan
1.4.	Annual Incentive Target
1.5.	Base Salary
1.6	Beneficiary
1.7.	Board
1.8.	Cause
1.9.	Compensation Committee
1.10.	Disability
1.11.	Good Reason
1.12.	Health Benefits Continuation
1.13.	Long-Term Incentive Benefit
1.14.	Long-Term Incentive Plan
1.15.	Non-Interference/Assistance Period
1.16.	Notice of Termination
1.17.	Ordinary Termination Benefits
1.18.	Other Vested Benefits
1.19.	Perquisite Continuation
1.20.	Prior Annual Incentive Amount
1.21.	Prorated Annual Incentive Benefit
1.22.	Prorated Long-Term Incentive Benefit
1.23.	SERP
1.24.	Severance Amount
1.25.	Severance Benefits
1.26.	Spouse
1.27.	Term
1.28.	Termination Date

Section 2.	Term of Agreement

Section 3.	Position and Responsibilities

Section 4.	Standard of Care

Section 5.	Compensation
5.1.	Base Salary
5.2.	Other Benefits

Section 6.	Expense Reimbursement

Section 7.	Employment Terminations
7.1.	Termination Due to Death
7.2.	Termination Due to Disability

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7.3.	Termination for Cause
7.4.	Voluntary Termination by the Executive Other Than for Good Reason
7.5.	Termination by ALLTEL Other Than for Cause or by Executive for Good Reason
7.6.	Health Benefits Continuation

Section 8.	Protective Covenants by the Executive
8.1.	Return of Property
8.2.	Non-Disclosure
8.3.	Non-Interference
8.4.	Harmful Statements
8.5.	Resignations
8.6.	Challenge to Validity
8.7.	Assistance to ALLTEL

Section 9.	Successors; Binding Agreement; Assignment
9.1.	As to ALLTEL
9.2.	As to the Executive

Section 10.	Dispute Resolution and Notices
10.1.	Dispute Resolution
10.2.	Notices

Section 11.	Survival of Obligations and Remedies
11.1.	Survival of Obligations
11.2.	Remedies; Protective Covenants

Section 12.	Miscellaneous
12.1.	Termination Procedures
12.2.	ALLTEL Representations
12.3.	No Duplication
12.4.	No Mitigation
12.5.	Entire Agreement
12.6.	Modification
12.7.	Severability
12.8.	Counterparts
12.9.	Withholding
12.10.	Prior Change in Control Agreement
12.11.	Third Party Beneficiaries
12.12.	Governing Law

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EMPLOYMENT AGREEMENT
BETWEEN
ALLTEL CORPORATION AND SCOTT T. FORD

This Employment Agreement (this “Agreement”) is made, entered into, and is effective as of July 24, 2003 (the “Effective Date”), by and between ALLTEL Corporation, a Delaware corporation (“ALLTEL”), and Scott T. Ford (the “Executive”).

The Executive is the President and Chief Executive Officer of ALLTEL.  ALLTEL is desirous of assuring the continued employment of the Executive and wishes to establish certain terms and conditions of employment of the Executive, to provide certain benefits to the Executive in the case of his termination of employment, and to obtain certain agreements from the Executive for the benefit of ALLTEL.  ALLTEL and the Executive desire to agree regarding the foregoing upon terms that are satisfactory to ALLTEL and to the Executive.

ALLTEL and the Executive agree as follows:

Section 1.               Definitions.

For purposes of this Agreement, the following terms shall have the meanings indicated below:

1.1.          “ALLTEL Group” shall mean, collectively, ALLTEL and all other entities that are direct or indirect subsidiaries of ALLTEL from time to time, and a “member” of the ALLTEL Group shall mean ALLTEL or any of such entities.

1.2.          “Annual Incentive Benefit” shall mean the higher of the Annual Incentive Target or the Prior Annual Incentive Amount.

1.3.          “Annual Incentive Plan” shall mean the ALLTEL Corporation Performance Incentive Compensation Plan and any one or more other formalized plans, if any, in which the Executive is eligible to participate providing incentive compensation payable in cash to eligible participants determined on the basis of a measuring period not in excess of 12 calendar months, but shall expressly exclude, without limitation, the ALLTEL Corporation 1998 Management Deferred Compensation Plan, the Long-Term Incentive Plan, the ALLTEL Corporation Executive Deferred Compensation Plan, any plan qualified or intended to be qualified under Section 401(a) of the Code and any plan supplementary thereto, any plan or arrangement under which stock, stock options, stock appreciation rights, restricted stock or similar options, stock, or rights are issued, any amendment or restatement of, or successor plan to, any of the foregoing plans in effect from time to time, and any executive fringe benefits.

1.4.          “Annual Incentive Target” shall mean the amount of cash compensation that would be payable to the Executive under the Annual Incentive Plan for the measuring period during which the Termination Date occurs, computed assuming that the level of performance with respect to a performance goal identified in accordance with the terms of the Annual Incentive Plan as the “target” level of performance has been achieved.  Where no level of performance has been specifically identified as the “target” level, the “target” level shall be (i)

the only level if one level is identified, (ii) the higher of two levels if two levels are identified, and (iii) the highest level if three or more levels are identified.  Where the amount of compensation depends on the achievement of multiple performance goals, the achievement of each target level of performance with respect to each goal shall be assumed.

1.5.          “Base Salary” shall have the meaning given to such term in Section 5.1, except that where the Base Salary of the Executive has, notwithstanding the provisions of Section 5.1, been reduced, Base Salary shall mean the Base Salary without giving effect to the reduction.

1.6.          “Beneficiary” shall mean the person so designated by the Executive in a written notice to ALLTEL prior to his death, and in the absence of a written beneficiary designation, the Executive’s Beneficiary shall be his surviving Spouse, or if he has no surviving Spouse, his estate, except (in each case) where otherwise required by law or the terms of an applicable compensation arrangement or employee benefit plan (including, if applicable, the SERP).

1.7.          “Board” (or “ALLTEL’s Board”) shall mean the Board of Directors of ALLTEL.

1.8.          “Cause” shall have the meaning given to such term in Section 7.3.

1.9.          “Compensation Committee” shall mean the Compensation Committee of the Board or, with respect to any period during which there is no Compensation Committee of the Board, the Board.

1.10.        “Disability” shall mean the incapacity of the Executive, due to injury, illness, disease, or bodily or mental infirmity, to engage in the performance of his usual duties as contemplated by Section 3 (Position and Responsibilities), except for an incapacity of the Executive for a period of 60 days or less in the aggregate during any period of 12 consecutive calendar months in the absence of a reasonable expectation that the Executive’s incapacity will exist for more than 60 days.  “Disability” shall be determined by the Board in the good faith exercise of its discretion upon receipt of and in reliance on competent medical advice from one or more individuals who are qualified to give professional medical advice on the matters that are relevant to the Executive’s condition selected by the Board.

1.11.        “Good Reason” shall mean the occurrence on or after the Effective Date and no more than 180 days prior to the date that notice of termination is given by the Executive in accordance with Section 7.5 (Termination by ALLTEL Other Than for Cause or by Executive for Good Reason), without the Executive’s express written consent, of any one or more of the following:

(i)            Any action of ALLTEL that results in a material adverse change in the Executive’s position (including status, offices, title, and reporting requirements), authorities, duties, or other responsibilities, other than an insubstantial and inadvertent action that is remedied by ALLTEL promptly after receipt of notice thereof given by the Executive;

(ii)           A material reduction by ALLTEL in the Executive’s compensation, as contemplated by Section 5;

(iii)          ALLTEL’s amending or terminating the SERP in a manner that is adverse to the Executive, unless prior to or coincident with the amendment or termination of the SERP a substitute or alternative arrangement is provided so that the level of retirement benefits anticipated to be received by the Executive by reason of his employment with the ALLTEL Group is not materially reduced; and

(iv)          A material breach by ALLTEL of any provision of this Agreement that is not remedied by ALLTEL promptly after receipt of notice thereof given to ALLTEL by the Executive.

Notwithstanding the foregoing, in no event shall any of the following constitute “Good Reason”:

(i)            A reduction in any component of the Executive’s compensation if coincident with the reduction in that component of the Executive’s compensation one or more other components of the Executive’s compensation is or are increased or a substitute or alternative is provided so that the Executive’s overall compensation is not materially reduced;

(ii)           The Executive does not earn cash bonuses or benefit from equity incentives awarded to the Executive because one or more performance goals or targets (including appreciation in value related to equity awards) was or were not achieved; and

(iii)          The suspension of the Executive for the period during which the Board is making a determination whether to terminate the Executive for Cause in accordance with Section 7.3 (Termination for Cause).

1.12.        “Health Benefits Continuation” shall have the meaning set forth in Section 7.6.

1.13.        “Long-Term Incentive Benefit” shall mean the higher of (i) the amount paid or payable to the Executive under the Long-Term Incentive Plan for the most recently concluded plan cycle or other measuring period for the determination of payments under the Long-Term Incentive Plan (“plan cycle”) prior to the Termination Date or (ii) the amount that would be payable to the Executive under the Long-Term Incentive Plan with respect to the plan cycle containing the Termination Date, computed assuming that the level of performance with respect to a performance goal identified in accordance with the terms of the Long-Term Annual Incentive Plan as the “target” level of performance for that plan cycle has been achieved.  Where no level of performance has been specifically identified as the “target” level, the “target” level shall be (i) the only level if one level is identified, (ii) the higher of two levels if two levels are identified, and (iii) the highest level if three or more levels are identified.  For purposes of this definition and the definition of “Prorated Long-Term Incentive Benefit”, where the amount of compensation depends on the achievement of multiple performance goals, the achievements of each target level of performance with respect to each goal shall be assumed.  Where compensation of the Executive is averaged over a multiple-year period with respect to a plan cycle for purposes of determining the amount payable for that plan cycle, compensation used for such averaging shall be: (i) with respect to completed years within the plan cycle, the compensation actually used under the terms of the Long-Term Incentive Plan with respect to such completed years, and (ii) with respect to the year during which the Termination Date occurs, if not completed, the Base Salary of the Executive for the full year, whether earned or unearned.

1.14.        “Long-Term Incentive Plan” shall mean the ALLTEL Corporation Long-Term Performance Incentive Compensation Plan and any one or more other formalized plans, if any, in which the Executive is eligible to participate providing incentive compensation payable in cash determined on the basis of a measuring period of in excess of 12 calendar months, but shall expressly exclude, without limitation, the ALLTEL Corporation 1998 Management Deferred Compensation Plan, the Annual Incentive Plan, the ALLTEL Corporation Executive Deferred Compensation Plan, any plan qualified or intended to be qualified under Section 401(a) of the Code and any plan supplementary thereto, any plan or arrangement under which stock, stock options, stock appreciation rights, restricted stock or similar options, stock, or rights are issued, any amendment or restatement of, or successor plan to, any of the foregoing plans in effect from time to time, and any executive fringe benefits.

1.15.        “Non-Interference/Assistance Period” shall mean the period commencing with the termination of the Executive’s employment with the ALLTEL Group and ending on the second anniversary of the date on which occurs the Executive’s termination of employment with the ALLTEL Group.

1.16.        “Notice of Termination” shall have the meaning given to such term in Section 12.1.

1.17.        “Ordinary Termination Benefits” shall mean (i) the Executive’s Base Salary earned but not paid through the Termination Date and (ii) Other Vested Benefits.

1.18.        “Other Vested Benefits” shall mean all compensation and benefits to which the Executive has a vested right on the Termination Date, including but not limited to, the SERP benefit (if vested), any amount payable to the Executive under the Annual Incentive Plan’s terms with respect to the measuring period during which the Termination Date occurs, any amount payable to the Executive under the Long Term Incentive Plan’s terms with respect to any plan cycle(s) during which the Termination Date occurs, and any other benefits payable under this Agreement, but expressly excluding Base Salary, Severance Benefits, Health Benefits Continuation, and Perquisite Continuation.

1.19.        “Perquisite Continuation” shall mean the continuation following a qualifying Termination Date by the appropriate member(s) of the ALLTEL Group of the perquisites provided to the Executive on a basis not less favorable to the Executive than the most favorable basis on which perquisites were provided to the Executive during the 210-day period ending on the Termination Date until the end of the 24th calendar month following the month during which the Termination Date occurred.

1.20.        “Prior Annual Incentive Amount” shall mean the amount of cash compensation that was paid or payable to the Executive under the Annual Incentive Plan for the measuring period ending immediately prior to the measuring period during which the Termination Date occurs.

1.21.        “Prorated Annual Incentive Benefit” shall mean the Annual Incentive Benefit multiplied by a fraction, the numerator of which is the number of calendar months (counting a partial calendar month as a full month) that have elapsed in the measuring period during which the Termination Date occurs prior to the Termination Date, and the denominator of which is twelve (12); reduced by the amount, if any, paid or payable to the Executive under the Annual Incentive Plan’s terms with respect to the measuring period during which the Termination Date occurs.

1.22.        “Prorated Long-Term Incentive Benefit” shall mean the sum of the amounts (each a “plan cycle amount”) that would be payable to the Executive under the Long-Term Incentive Plan with respect to all multiple-year plan cycles or other measuring periods for the determination of payments under the Long-Term Incentive Plan (each a “plan cycle”) containing the Termination Date, computed assuming that the level of performance with respect to a performance goal identified in accordance with the terms of the Long-Term Incentive Plan as the “target” level of performance for each plan cycle has been achieved, with each such plan cycle amount being multiplied by a fraction, the numerator of which is the number of calendar months (counting a partial calendar month as a full month) that have elapsed in the plan cycle with respect to which such plan cycle amount is being determined as of the Termination Date, and the denominator of which is the number of calendar months in the plan cycle; reduced by the amount, if any, paid or payable to the Executive under the Long-Term Incentive Plan’s terms with respect to any plan cycle(s) during which the Termination Date occurs.

1.23.        “SERP” shall mean the ALLTEL Corporation Supplemental Executive Retirement Plan (First Restatement), as amended from time to time, except that if the SERP has been amended or terminated in a manner that is adverse to the Executive and a substitute or alternative arrangement has been provided so that the amendment or termination of the SERP does not constitute “Good Reason” as provided in clause (iii) of Section 1.11 (“Good Reason”), the term SERF shall mean any substitute or alternative arrangement, as amended from time to time.

1.24.        “Severance Amount” shall mean the sum of:

(v)         the Executive’s annual Base Salary,

(vi)         the Annual Incentive Benefit, and

(vii)         the Long-Term Incentive Benefit.

1.25.        “Severance Benefits” shall mean: (i) a lump sum payment, in cash, equal to the sum of (A) the Severance Amount multiplied by two; (B) the Prorated Annual Incentive Benefit;

and (C) the Prorated Long-Term Incentive Benefit; and reduced by any cash severance benefit otherwise paid or payable to the Executive under any severance plan or other severance arrangement of the ALLTEL Group; and (ii) Health Benefits Continuation and Perquisite Continuation.

1.26.        “Spouse” shall mean the person (if any) to whom the Executive is legally married at the relevant time, or if the Executive is deceased, the person (if any) to whom the Executive was legally married at the time of the Executive’s death.

1.27.        “Term” shall have the meaning given to such term in Section 2.

1.28.        “Termination Date” shall mean the effective date of the termination of the Executive’s employment with the ALLTEL Group during the Term.

Section 2.               Term of Agreement.

(A)          ALLTEL shall employ the Executive, and may cause any other member of the ALLTEL Group to employ the Executive, and the Executive shall continue his employment in accordance with the terms and conditions set forth herein, for the “Term” of this Agreement.

(B)           The “Term” shall mean the period commencing on the Effective Date and ending on the earlier of:

(i)            the Termination Date; or

(ii)           December 31, 2007.

Section 3.               Position and Responsibilities.

During the Term, the Executive shall have those positions, duties, and responsibilities with the ALLTEL Group consistent with the Executive’s status as ALLTEL’s Chief Executive Officer and President, as may be determined from time to time by ALLTEL’s Board.

Section 4.               Standard of Care.

During the Term, the Executive shall devote substantially his full business time, attention, and energies to the business of the ALLTEL Group, except that the Executive may serve as a director of or officer of or otherwise participate in other businesses and civic, charitable, and educational organizations so long as that service or participation is not injurious to the ALLTEL Group, does not violate any provision of Section 8 (Protective Covenants By the Executive), and does not interfere with the performance of his duties for the ALLTEL Group.  During the Term, the Executive shall:

(i)            Devote his best efforts to the fulfillment of his employment obligations hereunder;

(ii)           Exercise the highest degree of loyalty to the ALLTEL Group and the highest standards of conduct in the performance of his duties; and

(iii)          Do nothing which intentionally harms, in any way, the business or reputation of the ALLTEL Group.

Section 5.               Compensation.

As remuneration for all services to be rendered to the ALLTEL Group by the Executive during the Term and except as otherwise provided in this Agreement, ALLTEL shall pay or provide, or cause another member of the ALLTEL Group to pay or provide, to the Executive the following:

5.1.          Base Salary.

During the Term, the Executive shall receive a base salary (“Base Salary”) at a rate of no less than $850,000.00 per annum.  During the Term, the Executive’s Base Salary shall be reviewed annually by the Compensation Committee and may be increased by the Board in its sole and absolute discretion.  If so increased, the Base Salary shall be increased for all purposes of this Agreement.  Once so increased, the Base Salary shall not be decreased during the Term.  The Executive’s Base Salary shall be paid to the Executive in installments throughout the year, consistent with the normal payroll practices of ALLTEL.

5.2.          Other Benefits.

During the Term, the Executive shall be eligible to participate in all bonus, equity incentive, employee benefits and perquisite plans, programs and arrangements that are no less favorable to the Executive than the plans, programs and arrangements provided to the Executive as in effect on the Effective Date.

Section 6.               Expense Reimbursement.

ALLTEL shall pay or reimburse the Executive for ordinary and necessary employment-related expenses of the Executive on a basis that is no less favorable to the Executive than as in effect on the Effective Date and that is no less favorable to the Executive than the basis on which payment or reimbursement of employment-related expenses is made from time to time to other senior executives of ALLTEL.

Section 7.               Employment Terminations.

7.1.          Termination Due to Death.

(A)          In the event of the death of the Executive during the Term, ALLTEL shall pay or provide to the Executive’s Beneficiary, in full satisfaction of all amounts due, the Ordinary Termination Benefits, and, if applicable, the benefits under the SERP as provided therein.

(B)           The Ordinary Termination Benefits shall be paid in a single cash lump sum within 10 business days after the Termination Date, except as otherwise required by law, by the terms of any applicable compensation arrangement or employee benefit plan (including, if applicable, the SERP), or by the terms of this Agreement.

7.2.          Termination Due to Disability.

(A)          In the event of the Executive’s Disability during the Term, ALLTEL’s Board may terminate or cause to be terminated the Executive’s employment under this Agreement by written notice to the Executive of the termination of the Executive’s employment for Disability in accordance with this Section 7.2 given at least 10 business days prior to the effective date of such termination.  A termination for Disability shall become effective upon the end of the 10-business-day notice period.  Upon the effective date of the Executive’s termination of employment on account of Disability, ALLTEL shall pay or provide to the Executive, in full satisfaction of all amounts due, the Ordinary Termination Benefits, and, if applicable, the benefits under the SERP as provided therein.

(B)           The Ordinary Termination Benefits shall be paid in a single cash lump sum within 10 business days after the Termination Date, except as otherwise required by law, by the terms of any applicable compensation arrangement or employee benefit plan (including, if applicable, the SERP), or by the terms of this Agreement.

7.3.          Termination for Cause.

(A)          ALLTEL’s Board may terminate or cause to be terminated the Executive’s employment under this Agreement for “Cause” in accordance with this Section 7.3 at any time during the Term.  Upon a termination for Cause under this Section 7.3 during the Term, ALLTEL shall pay or provide to the Executive, in full satisfaction of all amounts due, the Ordinary Termination Benefits.

(B)           The Ordinary Termination Benefits shall be paid in a single lump sum within 10 business days after the Termination Date, except as otherwise required by law, by the terms of any applicable compensation arrangement or employee benefit plan (including, if applicable, the SERP), or by the terms of this Agreement.

(C)           “Cause” shall mean (i) conviction of the Executive of a felony, (ii) gross neglect by the Executive of the performance of his duties hereunder or gross misconduct by the Executive that in either case produces material economic harm to any member of the ALLTEL Group, or (iii) a material breach by the Executive of any provision of Section 8 (Protective Covenants By The Executive) during the Term.  Whether an act or failure to act by the Executive constitutes “Cause” shall be determined by the Board in the good faith exercise of its discretion, subject to the following requirements:

(i)            Written notice shall be provided to the Executive not less than 10 business days prior to the effective date of the termination setting forth the intention of ALLTEL’s Board to consider terminating the Executive for Cause, including a statement of the intended effective date of termination and a description of the specific facts believed to constitute Cause;

(ii)           None of the acts or omissions of the Executive that the Board believes to constitute Cause shall have occurred more than 365 days before the earliest date on which any member of the Board who is not a party to the act or omission knew or should have known of such act or omission;

(iii)          The Executive shall be offered an opportunity to respond to the statement required by clause (i) above by appearing in person, together with the Executive’s legal counsel, before the Board prior to the date of termination;

(iv)          By the affirmative vote of at least 75 percent of the non-employee members of the Board present at the Board meeting at which the determination is made, the Board shall determine that the specified facts constituted Cause and that the Executive’s employment should accordingly be terminated for Cause; and

(v)           ALLTEL shall provide the Executive a copy of the Board’s written determination setting forth with specificity the basis of the termination for Cause and stating the effective date of termination.

Any purported termination for Cause that does not satisfy each substantive and procedural requirement of this Section 7.3(C) shall be treated for all purposes under this Agreement as a termination of the Executive’s employment under Section 7.5 (Termination by ALLTEL Other Than for Cause or by Executive for Good Reason).

(D)          By determination of the Board, ALLTEL (and any other member of the ALLTEL Group then employing the Executive) may, upon written notice to the Executive, suspend the Executive from his duties for a period of up to 30 days with full pay and benefits hereunder during the period of time during which the Board is making a determination under Section 7.3(C) whether to terminate the Executive’s employment for Cause.

7.4.          Voluntary Termination by the Executive Other Than for Good Reason.

(A)          The Executive may terminate his employment under this Agreement other than for Good Reason in accordance with this Section 7.4 at any time during the Term by giving the Board at least 30 days’ prior written notice of termination in accordance with this Section 7.4.  The termination automatically shall become effective upon the expiration of the notice period.  The Executive’s right to terminate his employment under this Section 7.4 shall not be affected by the Executive’s disability or incapacity.

(B)           Upon a termination other than for Good Reason under this Section 7.4 during the Term, ALLTEL shall pay or provide to the Executive, in full satisfaction of all amounts due, the Ordinary Termination Benefits.

(C)           The Ordinary Termination Benefits shall be paid in a single lump sum within 10 business days after the Termination Date, except with respect to Health Benefits Continuation and Perquisites Continuation or as otherwise required by law, by the terms of any applicable compensation arrangement or employee benefit plan (including, if applicable, the SERP), or by the terms of this Agreement.

7.5.          Termination by ALLTEL Other Than for Cause or by Executive for Good Reason.

(A)          ALLTEL’s Board may, in the exercise of its sole and absolute discretion, terminate or cause to be terminated the Executive’s employment under this Agreement other than for Cause in accordance with this Section 7.5 at any time during the Term by written notice to the Executive specifying the effective date of termination, which effective date shall not be earlier than the date on which the written notice of termination under this Section 7.5 is given to the Executive.   The Executive may terminate his employment under this Agreement for Good Reason in accordance with this Section 7.5 at any time during the Term by giving the Board 30 days’ written notice of termination in accordance with this Section 7.5, which must set forth in reasonable detail the facts and circumstances that are claimed to provide a basis for the Good Reason termination.  The termination automatically shall become effective upon the expiration of the notice period.  The Executive’s right to terminate his employment for Good Reason under this Section 7.5 shall not be affected by the Executive’s disability or incapacity.  The Executive’s continued employment under this Agreement shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason.

(B)           Upon a termination by ALLTEL other than for Cause or by the Executive for Good Reason under this Section 7.5 during the Term, ALLTEL shall pay or provide or cause another member of the ALLTEL Group to pay or provide to the Executive in full satisfaction of all amounts due the Ordinary Termination Benefits and the Severance Benefits, and, if applicable, the benefits under the SERP as provided therein.

(C)           The Ordinary Termination Benefits, and the Severance Benefits shall be paid in a single lump sum within 10 business days after the Termination Date, except with respect to Health Benefits Continuation and Perquisites Continuation or as otherwise required by law, by the terms of any applicable compensation arrangement or employee benefit plan (including, if applicable, the SERP), or by the terms of this Agreement.

7.6.          Health Benefits Continuation.

(A)          “Health Benefits Continuation” shall mean that, commencing as of a qualifying Termination Date, the Executive, and the Spouse of the Executive and the eligible dependents of the Executive who were covered by the health and dental benefits provided to active employees of ALLTEL and their spouses and eligible dependents as of the Termination Date, shall be provided with the health and dental benefits specified in Section 7.6(B) for a period commencing on the Termination Date and ending upon the 24th calendar month following the calendar month in which the Termination Date occurred.  If the Executive dies subsequent to the commencement of the health and dental benefit coverage so provided, the surviving Spouse and eligible dependents of the Executive shall be provided with health and dental benefits specified in Section 7.6(B) for the remainder of the 24-month period.  The 24-month period shall include any period during which COBRA coverage is in effect in accordance with Section 7.6(B).

(B)           The health and dental benefits to be provided to the Executive and the Executive’s Spouse and eligible dependents, or to a surviving Spouse of the Executive, in accordance with Section 7.6(A) shall be equivalent to the health and dental benefits provided to active employees of ALLTEL and their eligible dependents in the case of the Executive and the Executive’s eligible dependents, and spouses of active employees of ALLTEL, in the case of the Executive’s Spouse or surviving Spouse, under the health and dental plans of ALLTEL (or in the event ALLTEL does not maintain such a plan or plans, another comparable plan or plans of the ALLTEL Group), as in effect from time to time, and under any additional and/or supplemental plans provided to senior executives of ALLTEL and their spouses and eligible dependents (or in the event ALLTEL does not maintain such a plan or plans, another comparable plan or plans of the ALLTEL Group), as in effect from time to time (the “equivalent coverage”).  Notwithstanding the foregoing, subject to any applicable legal requirements, the equivalent coverage may coordinate with any government provided coverage (with the government provided coverage as primary) to the extent that the government provided coverage is provided to the recipient without any requirement that the recipient pay any premium or make any contribution as a condition of receiving the government provided coverage and to the extent that the equivalent coverage (with coordination) and the government provided coverage provide coverage at least equal to the equivalent coverage (without coordination).  Eligible dependents shall be those dependents of the Executive who meet the requirements of the applicable coverage to be eligible for dependent coverage.  The equivalent coverage shall be provided by ALLTEL without any requirement for the recipient thereof to pay any premium or contribution as a condition of receiving the coverage.  ALLTEL shall provide the equivalent coverage through its established plans in effect from time to time or through any other means, at ALLTEL’s option.  The Executive, Spouse, surviving Spouse, and dependents shall provide reasonable cooperation to ALLTEL in obtaining any insurance for the equivalent coverage that ALLTEL desires to purchase.  For any period during which the Executive, Spouse, or surviving Spouse is entitled to coverage under any plan of the ALLTEL Group in accordance with the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Executive, Spouse, or surviving Spouse, as applicable, shall be required to elect COBRA coverage as a condition to coverage hereunder, and ALLTEL shall reimburse the Executive, Spouse, or surviving Spouse for premiums paid for the COBRA coverage.

(C)           If taxes are imposed on the Executive, Spouse, surviving Spouse, or dependents with respect to the equivalent coverage or benefits received under the equivalent coverage, including taxes on reimbursed COBRA coverage premiums, ALLTEL shall make additional cash payments to the Executive, Spouse, surviving Spouse, and dependents (a “Gross-Up Payment”) in an amount equal to the additional taxes imposed on the Executive, Spouse, surviving Spouse, and dependents and an amount sufficient to pay the cumulative taxes (including any interest and penalties imposed with respect to such taxes) relating to the Gross-Up Payment so that the equivalent coverage and benefits received under the equivalent coverage will be received by the Executive, Spouse, surviving Spouse, and dependents pursuant to this Section 7.6 without reduction for taxes, as determined by a nationally recognized certified public accounting firm designated by the Executive.

Section 8.               Protective Covenants by the Executive.

8.1.          Return of Property.

Within five days after the date of the termination of the Executive’s employment with the ALLTEL Group, the Executive shall deliver to ALLTEL all of the ALLTEL Group’s property in his possession, custody or control, including, without limitation, all keys and credit cards, all computers and fax machines, and all files, documents, data and information in any medium relating in anyway to the ALLTEL Group or its employees, suppliers, customers or business.

8.2.          Non-Disclosure.

The Executive acknowledges that in the course of his employment with the ALLTEL Group he has had and will have access to confidential information and trade secrets proprietary to the ALLTEL Group, including, without limitation, information relating to the ALLTEL Group’s products, suppliers, and customers, the sources, nature, processes, costs and prices of the ALLTEL Group’s products, the names, addresses, contact persons, purchasing and sales histories, and preferences of the ALLTEL Group’s suppliers and customers, the ALLTEL Group’s business plans and strategies, and the names and addresses of, amounts of compensation paid to, and the trading and sales performance of the ALLTEL Group’s employees and agents (hereinafter referred to as the “Confidential Information”).  The Executive further acknowledges that the Confidential Information is proprietary to the ALLTEL Group, that the unauthorized disclosure of any of the Confidential Information to any person or entity will result in immediate and irreparable competitive injury to the ALLTEL Group, and that such injury cannot adequately be remedied by an award of monetary damages.  Accordingly, the Executive shall not at any time disclose any Confidential Information to any person or entity who is not properly authorized by ALLTEL to receive the information, without the prior written permission of ALLTEL’s Board.

8.3.          Non-Interference.

The Executive shall not during his employment with the ALLTEL Group and thereafter until the expiration of the Non-Interference/Assistance Period employ, or assist any person or entity in employing, any employee of any member of the ALLTEL Group.  The Executive shall not during his employment with the ALLTEL Group and thereafter until the expiration of the Non-Interference/Assistance Period solicit, or assist any person or entity to solicit, any employee of any member of the ALLTEL Group to leave the ALLTEL Group’s employment or to become employed by any entity that is not a member of the ALLTEL Group.

8.4.          Harmful Statements.

The Executive shall not at any time disseminate any information or make any statements, whether written, oral or otherwise, that are negative, disparaging or critical of ALLTEL, any member of the ALLTEL Group, or any of their parents, subsidiaries, affiliates, or their respective officers, directors, employees, shareholders, trustees, administrators, or employee benefit plans, or the representatives, employees, agents, predecessors, successors, heirs, or assigns of any of the foregoing (hereinafter “ALLTEL Parties”), or their business or operations, or that place any of the ALLTEL Parties in a bad light, other than any such statement or information that is made or disseminated by the Executive in a good faith belief as to their truth or accuracy and either is required by law or is reasonably necessary to the enforcement by the Executive of any right the Executive has related to his employment with the ALLTEL Group.

8.5.          Resignations.

Within five days after the effective date of the termination of his employment with the ALLTEL Group, the Executive shall execute and deliver to ALLTEL’s Board such resignations as a director and officer of ALLTEL and of any other members of the ALLTEL Group, in such form as may be reasonably requested by ALLTEL’s Board.

8.6.          Challenge to Validity.

The Executive shall not at any time commence any action, suit, arbitration or proceeding challenging the validity or enforceability of any provision of this Agreement, or adjudicate the limits or scope of any of its provisions, and the Executive shall not assert, in any action, suit, arbitration or proceeding against the Executive by any ALLTEL Group member for a breach by the Executive of any of the covenants in this Section 8 that any provision of the covenants is invalid or unenforceable in any respect or to any extent, irrespective of the outcome of any such action, suit or proceeding.

8.7.          Assistance to ALLTEL.

During the Non-Interference/Assistance Period, the Executive shall provide such information and assistance as ALLTEL reasonably requests to assist any ALLTEL Group member in the mediation, arbitration, or litigation of any, claim, action, suit or proceeding maintained against any ALLTEL Group member arising from events occurring during the Executive’s employment with the ALLTEL Group, provided that ALLTEL shall reimburse the Executive for all reasonable and necessary out-of-pocket expenses incurred by the Executive in complying with this Section 8.7.

Section 9.               Successors; Binding Agreement; Assignment.

9.1.          As to ALLTEL.

This Agreement shall be binding upon, and shall inure to the benefit of, and be enforceable by ALLTEL and its successors.  For purposes of this Section 9.1, the term “successor” shall mean any successor to the business or assets of ALLTEL by operation of law or otherwise, including, without limitation, any person, corporation, partnership, or entity that, directly or indirectly, whether by purchase, merger, consolidation, or otherwise, acquires all or substantially all of the business or assets of ALLTEL (and each successor to a successor to ALLTEL).  Any such successor shall be deemed to be ALLTEL for all purposes of this Agreement.  In addition to any obligations imposed by law upon any successor, ALLTEL shall require any successor expressly to assume and agree to perform this Agreement in the same manner and to the same extent that ALLTEL would be required to perform it if no succession had taken place.  A failure of ALLTEL to obtain the assumption of and agreement to perform this Agreement prior to the effectiveness of any succession shall be a material breach of this Agreement by ALLTEL.  The provisions of this Section 9.1 shall apply to each successor to any successor of ALLTEL.  Notwithstanding the foregoing provisions of this Section 9.1, ALLTEL and any other predecessor to a successor shall remain, with each successor, jointly and severally liable for all obligations of ALLTEL hereunder.  Except as provided in this Section 9.1, this Agreement shall not be assigned by ALLTEL, and any purported assignment of this Agreement by ALLTEL (except as provided in this Section 9.1) shall be void.

9.2.          As to the Executive.

This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Executive and the Executive’s personal or legal representatives, executors, and administrators.  If the Executive should die while any amounts payable to the Executive hereunder remain outstanding, unless otherwise provided herein, all such amounts shall be paid in accordance with the terms of this Agreement to the Executive’s Beneficiary, determined in accordance with Section 7.1 (Termination Due to Death).  This Agreement shall not be assigned by the Executive, and any purported assignment of this Agreement by the Executive shall be void.

Section 10.             Dispute Resolution and Notices.

10.1.        Dispute Resolution.

(A)          If a dispute or controversy arises out of or in connection with this Agreement, the parties shall first attempt in good faith to settle the dispute or controversy by mediation under the Commercial Mediation Rules of the American Arbitration Association before resorting to arbitration.

(B)           Any dispute or controversy arising out of or in connection with this Agreement not otherwise settled by mediation shall be settled by binding arbitration.  The arbitration proceeding shall be conducted before a panel of three arbitrators sitting (i) if the Executive is employed by an ALLTEL Group member at the time of the initiation of the arbitration, in the municipality in which the Executive’s principal place of employment is located at the time, and (ii) if the Executive’s employment with the ALLTEL Group has terminated prior to the time of initiation of the arbitration, at a location which is within 50 miles of the location of the Executive’s principal place of employment at the time of his termination of employment.  The arbitration will be conducted in accordance with the rules of the American Arbitration Association then in effect.  Judgment maybe entered on any arbitration award in any court having jurisdiction.

(C)           Except as otherwise provided in this Section 10.1(C), all expenses of any arbitration under Section 10.1(B), including, without limitation, the reasonable fees and expenses of the legal representative for the Executive, and necessary costs and disbursements incurred as a result of such dispute or proceeding, and any prejudgment interest, calculated at the rate provided by law, shall be borne by ALLTEL, whether or not the Executive prevails in such arbitration.  ALLTEL shall pay (or reimburse the Executive for) such fees and expenses on a monthly basis within ten days after the Executive’s submission of a written request for payment or reimbursement, as applicable, together with reasonable evidence that the fees and expenses were incurred.  If the Executive does not prevail (after exhaustion of all available arbitral remedies), and the arbitration panel affirmatively finds that the Executive instituted the proceeding in bad faith or that (he Executive’s claims were frivolous, no further reimbursement for legal fees and expenses shall be due to the Executive, and the Executive shall repay ALLTEL for any amounts previously paid by ALLTEL pursuant to this Section 10.1(C).  With respect to any dispute regarding the provisions of Section 8 (Protective Covenants by the Executive), if the Executive does not prevail (after exhaustion of all available arbitral remedies), no further reimbursement for legal fees and expenses shall be due to the Executive, and the Executive shall repay ALLTEL for any amounts previously paid by ALLTEL hereunder pursuant to this Section 10.1(C) in respect of such dispute.  No fees or expenses of the Executive shall be paid by ALLTEL with respect to any dispute or controversy as to the validity or enforceability of this Agreement, or any provision hereof, or in connection with the litigation of any Issue arising under this Agreement in a court of law other than fees and expenses incurred by the Executive in enforcing an arbitration award entered in favor of the Executive in accordance with this Section 10.1(C).

10.2.        Notices.

Any notices, requests, demands, or other communications provided for by this Agreement shall be in writing and shall be deemed to have been duly given when mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Board, the Compensation Committee, and ALLTEL:

ALLTEL Corporation
One Allied Drive
Little Rock, Arkansas 72202
Attention: Chairman, Compensation Committee; and Corporate Secretary

To the Executive:

Scott T. Ford
22311 Highway 10
Little Rock, Arkansas 72223-4449

Section 11.             Survival of Obligations and Remedies.

11.1.        Survival of Obligations.

Upon the expiration of the Term of this Agreement in accordance with Section 2, no provision of this Agreement shall have any further force or effect and all obligations of ALLTEL and the Executive hereunder shall immediately terminate, except as follows:

(i)            ALLTEL shall be required to pay or provide to the Executive, or the Beneficiary in the case of the death of the Executive, any benefits to which the Executive became entitled under Section 7 (Employment Terminations), other than Section

7.6, by reason of a qualifying Termination Date (occurring during the Term), in accordance with the terms thereof, including benefits to be paid or provided within a specified number of days following the Termination Date, which remain unpaid or unprovided following the expiration or the Term;

(ii)           The provisions of Section 7.6 (Health Benefits Continuation) shall remain in full force and effect until amounts owing thereunder (if any) are paid in full;

(iii)          The provisions of Section 8 (Protective Covenants By the Executive) shall remain in full force and effect for the applicable periods of time specified in Section 8 with respect to the provisions thereof;

(iv)          The provisions of Section 9 (Successor; Binding Agreement; Assignment) shall remain in full force and effect so long as any rights or obligations of either party continue to exist under the Agreement; and

(v)           The provisions of Section 10 (Dispute Resolution and Notice), Section 11.2 (Remedies; Protective Covenants), and Section 12 (Miscellaneous) shall remain in full force and effect with respect to rights and obligations existing on the Termination Date or that may arise thereafter in accordance with the foregoing clauses of this Section 11.1.

11.2.        Remedies; Protective Covenants.

(A)          The Executive’s sole and exclusive remedy with respect to any and all claims arising under this Agreement, for termination of the Executive’s employment with the ALLTEL Group during the Term, and for breach hereof by ALLTEL shall be the right to receive the benefits provided for under Section 7 (Employment Terminations), and such expenses as are provided for under Section 10.1, in each case, to which the Executive is otherwise entitled pursuant to the terms and conditions hereof.  Without limiting the foregoing, the Executive’s sole and exclusive remedy for the failure of ALLTEL or the ALLTEL Group to provide compensation or expense reimbursement to the Executive in an amount or form not in conformity with any one or more of the provisions of Section 5 (Compensation) or Section 6 (Expense Reimbursement) is to seek recovery against ALLTEL pursuant to Section 10 (Dispute Resolution and Notices) for only such benefits, if any, that are expressly provided for consequent upon the Executive’s termination of employment pursuant to the applicable provisions of Section 7 (Employment Terminations).  The Executive’s employment with the ALLTEL Group may be terminated by ALLTEL’s Board for any reason in its sole and absolute discretion in accordance with any applicable provision of Section 7 (Employment Terminations) and the payment or provision of such benefits as may be required under this Agreement.

(B)           The Executive acknowledges and agrees that each and every covenant contained in Section 8 (Protective Covenants By The Executive) (the “Protective Covenants “) is reasonable and is necessary to protect the trade secrets, confidential information, and other business interests of the ALLTEL Group and that his compliance with each of the Protective Covenants is necessary to protect the ALLTEL Group from unfair injury.  The Executive further acknowledges and agrees that a breach of any of the Protective Covenants will result in irreparable and continuing harm and damage to the ALLTEL Group for which there will be no adequate remedy at law.  In the event of a breach of any of the Protective Covenants, each and every member of the ALLTEL Group shall be entitled to injunctive relief and to such other relief (whether at law or in equity) as a court of competent jurisdiction deems proper in the circumstances, in addition to any other remedy or relief to which any of them may be entitled.  Notwithstanding any other provision of this Agreement, the obligations of each member of the ALLTEL Group under this Agreement are conditioned upon compliance by the Executive with each of the Protective Covenants, and failure by the Executive to comply with any of the Protective Covenants shall entitle each ALLTEL Group member to forfeit, terminate payment of, and, to the extent paid, recover immediately from the Executive any Severance Benefits, benefits, amounts, expenses, or costs that may have been paid or would otherwise be owing to or vested in the Executive, under Section 7 (Employment Terminations) of this Agreement.  The Executive acknowledges that the Protective Covenants are a principal inducement for the willingness of ALLTEL to enter into this Agreement and make the payments and provide the benefits to the Executive under this Agreement and that ALLTEL and the Executive intend the Protective Covenants to be binding upon and enforceable against the Executive in accordance with their terms, notwithstanding any common or statutory law to the contrary.  The Executive acknowledges that any forfeiture resulting under the provisions of this Agreement is reasonably related and proportional to the harm that the ALLTEL Group would sustain if he were to violate any of the Protective Covenants.

Section 12.             Miscellaneous.

12.1.        Termination Procedures.

Any intended termination of the Executive’s employment by either party shall be communicated by written Notice of Termination from the party initiating such termination to the other party hereto in accordance with Section 10.2.  For purposes of this Agreement, a “Notice of Termination” shall mean a written notice that indicates the specific termination provision in this Agreement relied upon, and, if applicable, the notice shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.  Notices under Section 7.3 (Termination for Cause) and Section 7.5 (Termination by ALLTEL Other Than for Cause or by Executive for Good Reason) shall include the information required thereunder.

12.2.        ALLTEL Representations.

ALLTEL hereby represents and warrants to the Executive as follows: The execution and delivery of this Agreement and the performance by ALLTEL of the actions contemplated hereby have been duly authorized by all necessary corporate action on the part of ALLTEL.  This Agreement is a legal, valid and legally binding obligation of ALLTEL enforceable in accordance with its terms.  Neither the execution or delivery of this Agreement nor the consummation by ALLTEL of the actions contemplated hereby (i) will violate any provision of the certificate of incorporation or bylaws (or other charter documents) of ALLTEL, (ii) will violate or be in conflict with any applicable law or any judgment, decree, injunction or order of any court or governmental agency or authority, or (iii) will violate or conflict with or constitute a default (or an event of which, with notice or lapse of time or both, would constitute a default) under or will result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the assets or properties of ALLTEL under, any term or provision of the certificate of incorporation or bylaws (or other charter documents) of ALLTEL or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which ALLTEL is a party or by which ALLTEL or any of its properties or assets may be bound or affected.

12.3.        No Duplication.

In no event shall payments in accordance with this Agreement be made in respect of more than one of Sections 7.1, 7.2, 7.3, 7.4 and 7.5.

12.4.        No Mitigation.

The Executive shall not be required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by ALLTEL pursuant to this Agreement.  Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the ALLTEL Group, or otherwise.

12.5.        Entire Agreement.

This Agreement supersedes any prior agreements or understandings, oral or written, between the parties hereto with respect to the subject matter hereof and constitutes the entire agreement of the parties with respect thereto.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

12.6.        Modification.

This Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended, or any provision of this Agreement waived, except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives and in the case of ALLTEL by an officer specifically designated by the Board.  No waiver by a fly p arty to this Agreement at any time of any breach by any party to this Agreement of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

12.7.        Severability.

In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.  In the event that any provision of this Agreement is held unenforceable, such provision shall be reformed so as to be enforced to the maximum extent possible, and if it is determined that it is not possible to reform any such provision of this Agreement, such provision shall be severed from this Agreement and the remainder of this Agreement shall be enforced to the full extent permitted by law.

12.8.        Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

12.9.        Withholding.

Any member of the ALLTEL Group may withhold from any amounts payable under this Agreement all federal, state, city, or other taxes or payments as may be required pursuant to any law or governmental regulation or ruling or as may be expressly authorized by the Executive to be withheld, deducted or reduced from those amounts.

12.10.      Prior Change in Control Agreement.

The provisions contained in the Agreement dated April 25, 1996, by and between the Executive and ALLTEL regarding a “change in control” of ALLTEL (the “Prior Agreement”) shall supersede Section 7 of this Agreement upon a “Change in Control” as defined in the Prior Agreement, but all other provisions of this Agreement shall remain in force in accordance with their terms.

12.11.      Third Party Beneficiaries.

This Agreement is entered into for the benefit only of (i) the Executive, (ii) the Executive’s Beneficiary, and (iii) the Spouse or surviving Spouse of the Executive and eligible dependents, if any, with respect only to such benefits, if any, to be provided the Spouse or surviving Spouse and eligible dependents pursuant to Section 7.6, and (iv) ALLTEL and the other members of the ALLTEL Group, and their successors, and no other parties shall have any rights hereunder, except as otherwise provided in Section 9 (Successors; Binding Agreement; Assignment).

12.12.      Governing Law.

To the extent not preempted by federal law, the validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Delaware (without giving effect to any conflicts of law principles of the State of Delaware that would require the application of the laws of another jurisdiction).

IN WITNESS WHEREOF, ALLTEL and the Executive have executed this Agreement as of the date first above written.

ATTEST:	ALLTEL CORPORATION

By:	By	: /s/ Francis X. Frantz
Name:	Francis X. Frantz, Executive Vice
Title:	President and Secretary

WITNESS:	EXECUTIVE

/s/ Anjse P. Dean	/s/ Scott T. Ford
Name:	Scott T. Ford